Exhibit 99.1

FOR IMMEDIATE RELEASE
Accellent Inc. announces the promotion of Jeremy Friedman to President and Chief Operating Officer for the Cardio & Vascular Business and the appointment of Richard Johnson as Interim Chief Financial Officer

Wilmington, MA (September 25, 2013)-Accellent Inc. (the “Company” or “Accellent”), a wholly owned subsidiary of Accellent Holdings Corp., today announced the promotion of Jeremy Friedman from Chief Financial Officer to President and Chief Operating Officer for the Cardio & Vascular business. Mr. Friedman will remain an Executive Vice President of Accellent, reporting to Don Spence, Chairman and Chief Executive Officer.
“Over the past several years Mr. Friedman has assumed additional responsibilities including Information Systems, Procurement, Sales Planning and Analysis and Customer Solutions,” said Don Spence. “His extensive business management experience, strong strategic mind and a great deal of understanding of our current business make him an excellent fit to lead the Cardio & Vascular business.”
Prior to joining Accellent in 2007, Mr. Friedman worked at Flextronics where he held a number of senior executive positions including Chief Operating Officer of Flextronics Network Services. Mr. Friedman is a graduate from Haverford College and has an MBA from Harvard University.
With the appointment of Mr. Friedman to his new role Richard Johnson is appointed Interim Chief Financial Officer for Accellent. Mr. Johnson will also serve as the Company's principal financial officer and principal accounting officer. Mr. Johnson joined Accellent in February 2013 as Vice President, Chief Accounting Officer.
“I am pleased to have Mr. Johnson become a member of the Senior Leadership Team and look forward to his continued contribution,” noted Don Spence.

Prior to joining Accellent, Mr. Johnson held senior level Accounting and Finance positions at A123 Systems, GT Advanced Technologies and Ocean Spray Cranberries. Mr. Johnson is a graduate from Bentley University, has an MBA from Southern New Hampshire University and is a licensed Certified Public Accountant.

Both Mr. Friedman's and Mr. Johnson's new roles were effective as of September 19th.

About Accellent

Accellent Holdings Corp., through its wholly owned subsidiary Accellent, Inc., provides fully integrated outsourced manufacturing and engineering services to the medical device industry, primarily in the cardiology and vascular and the advanced surgical markets. Accellent has broad capabilities in precision component fabrication, finished device assembly, complete supply chain management capabilities and engineering services. These capabilities enhance customers' speed to market and return on investment by enabling them to refocus internal resources more efficiently. For more information, please visit www.accellent.com.

For more information contact:
Media Contact: Laura Tringali
978-570-6900
laura.tringali@accellent.com

Investor Contact: Richard Johnson
978-570-6900
richard.johnson@accellent.com